Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Jeffrey N. Boyer Executive Vice President - Chief Financial Officer (972) 409-1581

Christopher J. Holland Vice President – Finance (972) 409-1667

Michaels Stores, Inc. Reports Record Year

— Fiscal 2003 Diluted EPS Increases 28% to $2.54 —

— Net Income Increases 27% —

IRVING, Texas —March 3, 2004 — Michaels Stores, Inc. (NYSE: MIK) today reported financial results for its fiscal year 2003. Net income before the cumulative effect of an accounting change increased $30.1 million, or 20%, to a record $177.8 million versus last year’s record $147.7 million. Diluted earnings per share before the cumulative effect of an accounting change increased $0.45, or 22%, to a record $2.54 per share versus $2.09 per share in 2002. Net income after the cumulative effect of the change in accounting increased $37.5 million or 27%. Diluted earnings per share after the cumulative effect of the accounting change increased $0.55, or 28%, from the $1.99 reported last year.

     The Company’s net income for the fourth quarter of 2003 increased $19.2 million to $94.6 million, up 25% versus $75.4 million for the same quarter last year. Diluted earnings per share increased $0.28, or 26%, for the quarter to $1.35 in 2003 versus $1.07 in 2002.

     Total sales for the year ended January 31, 2004 were $3.091 billion, an 8% increase over the prior year. Same-store sales increased 2% for the year. Total sales for the fourth quarter increased 9% to $1.063 billion. Same-store sales for the fourth quarter increased 4%.

     Michael Rouleau, Chief Executive Officer, said, “We are very pleased to report our seventh consecutive year of record sales and earnings. Diluted earnings per share in 2003 were $2.54, a 28% increase over last year’s reported number, and were driven by solid same-store sales growth, strong expense controls, and a lower effective tax rate.”

     Rouleau continued, “Most importantly, we completed the implementation of our very critical perpetual inventory system initiative. We also remain on schedule to complete the installation of our automated replenishment system by mid-year. These new systems will provide better tools and greater insights into our business and will help accelerate same-store sales and expand margins over the next several years.”

     He concluded, “We remain optimistic as we enter 2004. Our performance strengthened during the fourth quarter of 2003 as same-store sales gained momentum and earnings reached record levels. Given our significant progress in 2003, we expect to deliver another record year in 2004 with same-store sales growth accelerating 3% to 5% and diluted earnings per share increasing at least 15%.”

     The Company will host a conference call at 4:00 p.m. CT today to discuss February 2004 sales, Fourth Quarter and Fiscal Year 2003 earnings results, and Fiscal 2004 outlook. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the

Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4100059.

     The Company plans to release its March 2004 sales results on Thursday, April 8, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 809 Michaels stores in 48 states and Canada, 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in the Dallas/Fort Worth Metroplex, and two wholesale operations.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, estimation risks, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

— Tables Follow —

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300

MICHAELS STORES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	4th Quarter		12 Months YTD
	2003	2002	2003	2002
Net sales	$1,063,106	$971,960	$3,091,256	$2,856,373
Cost of sales and occupancy expense	674,466	616,256	1,957,273	1,803,991

Gross profit	388,640	355,704	1,133,983	1,052,382
Selling, general, and administrative expense	233,420	221,915	823,161	773,944
Store pre-opening costs	1,026	1,291	8,071	8,644

Operating income	154,194	132,498	302,751	269,794
Interest expense	5,077	5,177	20,262	21,074
Other (income) and expense, net	(1,200)	(459)	(2,701)	(1,669)

Income before income taxes and cumulative effect of accounting change	150,317	127,780	285,190	250,389
Provision for income taxes	55,756	52,390	107,345	102,659

Income before cumulative effect of accounting change	94,561	75,390	177,845	147,730
Cumulative effect of accounting change, net of tax	—	—	—	7,433

Net income	$94,561	$75,390	$177,845	$140,297

Earnings per common share before cumulative effect of accounting change:
Basic	$1.40	$1.12	$2.65	$2.22

Diluted	$1.35	$1.07	$2.54	$2.09

Earnings per common share after cumulative effect of accounting change:
Basic	$1.40	$1.12	$2.65	$2.11

Diluted	$1.35	$1.07	$2.54	$1.99

Common shares used in per share calculations:
Basic	67,644	67,448	67,178	66,648
Diluted	69,831	70,364	69,929	70,550

CONSOLIDATED BALANCE SHEETS
(In thousands except number of stores)

	January 31,	February 1,
	2004	2003
Assets:
Cash and equivalents	$341,825	$218,031
Merchandise inventories	892,923	809,418
Property and equipment	387,917	367,697
Goodwill, net	115,839	115,839
Deferred and prepaid income taxes	19,426	20,352
Other assets	43,717	29,636

	$1,801,647	$1,560,973

Debt and Equity:
Trade payables	$172,708	$94,764
Bank debt	—	—
Other liabilities	261,641	254,182
Senior notes due 2009	200,000	200,000
Stockholders’ equity	1,167,298	1,012,027

	$1,801,647	$1,560,973

Number of Michaels retail stores open (1)	805	755
Inventory per Michaels retail store (1)	$1,045	$1,018

(1)	Includes Village Crafts by Michaels stores